UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited Responds to Diana Shipping’s Withdrawal of Director Nominations

Diana’s Latest Actions Represent Last-Ditch Attempt to Gain Influence Over Genco’s Board and Acquire Genco on the Cheap

Board Urges Shareholders to Vote FOR ALL of Genco’s Highly Qualified and Experienced Directors on the WHITE Proxy Card TODAY — and WITHHOLD on Diana’s Handpicked Nominees

Additional Information Available at www.GencoDrivesSuperiorReturns.com

NEW YORK, June 8, 2026 -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today issued the following statement in response to the decision of Diana Shipping Inc. (“Diana”) to withdraw four of its director nominees for election to Genco’s Board.

All three independent proxy advisory firms — ISS, Glass Lewis and Egan-Jones — recommended shareholders vote FOR ALL of Genco’s director nominees and WITHHOLD on all of Diana’s nominees. They have also concluded that the Board has acted appropriately throughout this process, change is not warranted at Genco and Diana’s offer is not in the best interests of Genco shareholders.

Diana’s decision to withdraw four of its director nominees and “focus” on two nominees is a sign of desperation and continued gamesmanship. This represents a last-ditch effort to gain influence over the Board and advance its hostile takeover to acquire Genco on the cheap.

Genco has a highly qualified and experienced Board with a proven track record of delivering meaningful value to shareholders. Our Board is the architect of the Company’s Comprehensive Value Strategy, which has been delivering large and growing dividends and driving superior value for shareholders. We have significant momentum in a strengthening drybulk market, and we believe our shareholders will continue benefiting through 2026 and beyond.

Diana made its agenda today even more clear, announcing that “by focusing its slate on the election of Jens Ismar and Paul Cornell,” its offer “is inextricably linked to the outcome of the Annual Meeting.” We believe Diana has clearly demonstrated its remaining nominees are there to promote Diana’s interests — including its below-net asset value offer without a control premium — rather than the interests of all Genco shareholders.

Diana’s director nominees continue to pose significant risks to Genco shareholders’ investment. Jens Ismar and Paul Cornell are inextricably tied to Diana’s agenda and are not fit to serve on the Genco Board. Mr. Ismar has a record of bankruptcy and shareholder value destruction in the shipping industry, leading Western Bulk into bankruptcy. Mr. Cornell has professional and personal ties to two of Diana’s directors and only served on one U.S.-listed company Board for a total of one year,1 during which ISS issued a withhold recommendation against his candidacy.2

1 Per ISS’ Report for Excel Maritime Carriers Ltd.’s 2009 AGM released on Sep 14, 2009.
2 Per ISS’ Report for Excel Maritime Carriers Ltd.’s 2008 AGM released on Sep 2, 2008.

If elected to the Board, Diana’s handpicked nominees could attempt to pursue a transaction with Diana at or below $24.80 per share — or an alternative transaction that is even less favorable to Genco shareholders. Its nominees could also attempt to govern Genco like Diana, which has a long history of poor governance practices, perplexing capital allocation decisions and self-dealing, which have enriched Diana’s insiders at the expense of other shareholders and prevented Diana from capturing the upside of the current strong market.

We believe Genco’s highly qualified and experienced directors have served Genco shareholders well and are best positioned to guide the Company forward, drive superior returns and maximize value for all shareholders.

We also strongly recommend Genco shareholders vote FOR the continuation of our shareholder rights plan. Our Board adopted a limited-duration shareholder rights plan after considerable deliberation and out of necessity in direct response to Diana’s rapid accumulation of Genco stock, which was improperly disclosed.3 The shareholder rights plan is necessary to protect the value of Genco shares and limit Diana’s ability to disproportionately influence the shareholder vote.

Diana has flip-flopped on their tender offer, first extending it and then today saying they may “reassess its continuation” if they lose the election. As we have said: there is no basis for trusting Diana. Without the protection of a rights plan, Diana has a path to a creeping takeover that would put Genco shareholders’ investments at risk.

The Board encourages shareholders to vote the WHITE proxy card “FOR” the reelection of Genco’s six highly qualified directors and according to the Board’s other recommendations, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals. The Board recommends that Genco shareholders reject Diana’s inadequate $24.80 tender offer by not tendering their shares.

For additional information on how shareholders can protect their investment, visit www.GencoDrivesSuperiorReturns.com.

3 Despite Diana’s claims that it did so “in the market through brokers” on a single day, it appears their disclosure was improper. The purchase price and amount of shares Diana listed in its filing were above the publicly reported high price and volume for that day.  https://www.sec.gov/Archives/edgar/data/1326200/000091957425005889/0000919574-25-005889-index.htm.

If you have any questions or require any assistance with voting your shares, please call or email Genco’s proxy solicitor:

MacKenzie Partners, Inc.
Toll Free: 800-322-2885
Email: proxy@mackenziepartners.com

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com